Exhibit 10.7.4

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 3 TO MANUFACTURING AND SUPPLY AGREEMENT

This AMENDMENT NO. 3 TO MANUFACTURING AND SUPPLY AGREEMENT (the “Amendment No. 3”) is made and entered into as of 2 December 2014 (the “Amendment No. 3 Effective Date”) by and between ALEXZA PHARMACEUTICALS, INC., a Delaware corporation having an address at 2091 Stierlin Court, Mountain View, CA 94043 (“Alexza”), and AUTOLIV ASP, INC., an Indiana corporation having an address at 3350 Airport Road, Ogden, Utah 84405 (“Autoliv”).

WHEREAS, Alexza and Autoliv are parties to that certain Manufacturing and Supply Agreement, dated November 2, 2007, as amended by Amendment No. 1 to Manufacturing and Supply Agreement, dated June 30, 2010 (“Amendment No. 1”), and Amendment No. 2 to Manufacturing and Supply Agreement, dated February 15, 2011 (“Amendment No. 2”) (collectively, as amended the “Agreement”); and

WHEREAS, Alexza and Autoliv now wish to further amend the Agreement.

NOW THEREFORE, in consideration of the foregoing and mutual promises and agreement set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Amendment of the Agreement

The parties hereby agree to further amend the Agreement as of the Amendment No. 3 Effective Date as expressly provided below. Capitalized terms and section or article references used in this Amendment No. 3 that are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

1.	Article 1 is hereby amended by the following new and amended defined terms:

“1.41 “Autoliv Starter Assembly” means the component assembly shown on Autoliv Drawing number [*], but expressly excluding the [*] (Autoliv part number [*] or any successor designation thereto).

1.42 “Autoliv Starter IP” means Autoliv’s proprietary process and other Intellectual Property Rights associated with the manufacture and assembly of the Autoliv Starter Assembly consisting of the [*] and [*], and the [*], but in any event expressly excluding the [*].”

1.31 “Commercial Production Line” means a production line for the commercial manufacture of the Chemical Heat Packages, and all modifications thereof. The First Line is completed, installed and qualified and has and shall maintain a nominal production capacity of [*] units per annum (based on an assumed [*]) Chemical Heat Packages per year. The Second Line shall have a similar nominal production capacity. For clarity, the First Line and Second Line are each Commercial Production Lines.”

1.43 “First Line” shall have the meaning set forth in Section 4(d) of this Amendment No. 3.

1.44 “Second Line” shall have the meaning set forth in Section 4(d) of this Amendment No. 3.

1.45 “[*]” means the Intellectual Property Rights embodied in the [*] Autoliv part number [*].

2.	The parties have agreed to continue and extend the term of the Agreement as follows:

(a)	The parties agree that, subject to the provisions of Section 5.1(b), the letter from Autoliv to Alexza regarding the termination of the Agreement, dated October 29, 2013, is null and void.

(b)	Section 10.1 is hereby amended and restated in its entirety as follows:

“10.1 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 10, will continue until December 31, 2017. Thereafter, the term of the Agreement may be extended by written mutual agreement.”

(c)	Section 10.2 is hereby amended and restated in its entirety as follows:

“10.2 Termination for Convenience. Neither party may terminate this Agreement for convenience prior to December 31, 2017. If the term of this Agreement is extended beyond December 31, 2017 pursuant to Section 10.1, then either party may terminate this Agreement after December 31, 2017 upon fifteen (15) months prior notice to the other party for any reason, subject to Section 10.5.”

(d)	Section 10.5(a) is hereby amended by deleting “, and” before subsection (iv) and adding a new subsection (v), as follows:

“, and (v) the transfer of the manufacturing process, data, information, technology (other than the Autoliv Starter IP), materials and components shall begin upon delivery of written notice pursuant to this Article 10”

(e)	Section 10.5(b) is hereby deleted in its entirety.

3.	The parties have agreed that Alexza shall have the right to identify a Second Source Supplier (as defined below) and Section 2.5(a) is amended by deleting the last sentence and adding the following sentence at the end:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Notwithstanding Section 2.5(a) or anything else to the contrary in the Agreement, Alexza shall have the right (subject to Article 9) to have the Second Source Supplier manufacture and supply the Chemical Heat Pack to Alexza or its pharmaceutical product licensees. Autoliv acknowledges and agrees that Autoliv and the Second Source Supplier are co-exclusive suppliers of the Chemical Heat Pack to Alexza.”

4.	Alexza hereby requests and Autoliv agrees to provide a second Commercial Production Line as set forth in Section 5.4 is hereby amended as follows:

(a)	In Section 5.4(iv)(a), the amount of “two million four hundred thousand dollars ($2,400,000)” in Section 5.4(iv)(a) is hereby replaced by “[*] dollars ($[*]), which amount is inclusive of all fees, taxes, tariffs, customs, duties and other charges and assessments but does not include qualification costs, which will be invoiced separately by Autoliv to Alexza at actual cost” with respect to the Second Line.

(b)	The introductory language of Section 5.4(iv) is amended by deleting the word “shall” in the first line and replacing the language including and after the word “provided” with the language “Autoliv shall complete, install and qualify at its facility the Second Line and may at its option complete, install and qualify subsequent Commercial Production Lines, in accordance with the terms and conditions of this Agreement and subject to the following:

(c)	Section 5.4 (iv)(d) is amended by deleting subsection (2).

(d)	New Sections 5.4(v) and (vi) are added as follows:

“(v) The existing Commercial Production Line (the “First Line”), with respect to which ownership (including washing system, but excluding the Autoliv Starter Assembly and associated [*]) has fully vested in Alexza, will be supplemented by a second Commercial Production Line (the “Second Line”) of similar design and capacity. The Second Line will be installed and maintained at Autoliv’s manufacturing site. For clarity, Alexza shall be the sole owner of the First Line and, upon full payment in accordance with this Section 5.4, the Second Line (except for the Autoliv Starter Assembly and [*]).

(vi) Upon the notification from Alexza of a second source Third Party manufacturer of Chemical Heat Packs (the “Second Source Supplier”), the First Line, including [*], but excluding the Autoliv Starter Assembly and associated bridge wire welding equipment], shall be transferred to the Second Source Supplier, and the Autoliv Starter Assembly and associated [*] shall be retained at the Autoliv facility, and Autoliv shall own all rights in the Autoliv Starter Assembly and associated [*]. Autoliv shall cooperate with Alexza as reasonably necessary to enable the Second Source Supply, including reasonable technical, installation and qualification assistance; provided that in no event shall such obligation require a transfer of the Autoliv Starter IP or [*] to the Second Source

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Supplier in any event. Autoliv’s obligation to provide such support shall not extend past the first six (6) months after delivery of the First Line to the Second Source Supplier and shall not exceed 180 man hours at no cost to Alexza, and any additional man hours of such support until such time as the Second Source Supplier is fully qualified shall be reimbursed by Alexza at Autoliv’s direct cost.”

5.	Section 9.7 is hereby deleted and replaced in its entirety with the following:

“9.7 Licenses to Autoliv. Subject to the terms and conditions of this Agreement, Alexza hereby grants to Autoliv: (a) a non-exclusive, royalty-free, non-transferable, non-sublicensable license under all Background Technology owned by Alexza and all Alexza IP in each case that is necessary or useful to manufacture or test the Chemical Heat Packages, solely for the purposes of manufacturing and testing Chemical Heat Packages for Alexza in accordance with the terms and conditions of this Agreement, and (b) a co-exclusive, worldwide, royalty-free, fully paid, and sublicensable license to practice all Alexza IP solely in the Autoliv Field, which license (including any sublicenses thereunder) shall automatically terminate upon termination or expiration of this Agreement.”

6.	Section 9.8 is hereby deleted and replaced in its entirety with the following:

“9.8 Autoliv represents and warrants as of the date hereof and as of the date of transfer to and qualification by a Second Source Supplier, (a) that neither the design of Chemical Heat Packages as practiced nor any Commercial Production Lines include or will include any technology contained in the Autoliv Patents or the Autoliv Background Technology, other than technology associated with the Autoliv Starter Assembly, the Autoliv Starter IP and the [*] and the [*]; (b) except for the Autoliv Starter Assembly and the Autoliv Starter IP and the [*], no Autoliv Patent and no Autoliv Background Technology is necessary in order to use the Commercial Production Lines to manufacture the Chemical Heat Packages. Autoliv hereby covenants not to sue Alexza and its Second Source Suppliers or its licensees for infringement or misappropriation of any Autoliv Patent or Autoliv Background Technology (excluding the Autoliv Starter Assembly and the Autoliv Starter IP and the [*]) with respect to the manufacture of the Chemical Heat Packages as designed on the date of transfer to a Second Source Supplier or the use of the Commercial Production Lines as they existed on the date of transfer to a Second Source Supplier to manufacture products (other than Finished Products) by or for Alexza. Autoliv hereby grants Alexza and its Second Source Suppliers or its licensees a non-exclusive, fully paid, royalty free, worldwide, sublicenseable, irrevocable, perpetual license under all patents owned or controlled by Autoliv and Autoliv Background Technology to use the [*] to import, use and manufacture or have manufactured the Chemical Heat Package or to use the Commercial Production Lines to import, use and manufacture or have manufactured products (other than Finished Products) by or for Alexza.”

7.

Section 5.1 (b) is amended by adding the following language after the first sentence: For purposes of this Amendment No. 3, immediately on the signing of this Amendment No. 3 the parties will initiate negotiations to modify in good faith the purchase prices for

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Chemical Heat Packages in Exhibit C. If the parties have not reached agreement on such prices within [*] after the execution of Amendment No. 3, then Amendment No. 3 shall terminate and the rights and obligations of the parties shall be determined in accordance with the Manufacturing and Supply Agreement as amended by Amendments No. 1 and No. 2.

8.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended by this Amendment No. 3, the Agreement shall continue in full force and effect.

(b)	Entire Agreement of the Parties. The Agreement, as amended by this Amendment No. 3, the Exhibits hereto and thereto, constitute the complete, final and exclusive understanding and agreement of the parties with respect to the subject matter of the Agreement and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter of the Agreement.

(c)	Counterparts. This Amendment No. 3 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 in duplicate originals by their proper officers as of the Amendment No. 3 Effective Date.

ALEXZA PHARMACEUTICALS, INC.		AUTOLIV ASP, INC.

By:	/s/ Thomas B. King	By:	/s/ Daniel Garceau
Name:	Thomas B. King	Name:	Daniel Garceau
Title:	President & CEO	Title:	President Autoliv ANA

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.